Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR SECOND QUARTER 2006
– Quarterly Revenue up 5.5% to $71.9 Million –
– Net Income of $0.4 Million, Up from $(1.7) Million Net Loss in Q2 2005 –
– $11.4 Million of Net Free Cash Flow for First Six Months, Up from $ 5.1 Million in 2005 –
– Digital Systems Deployed in 68% of Interactive Room Base –
– New Revenue Initiatives Generate $1.0 Million –
     SIOUX FALLS, SD, July 20, 2006 – LodgeNet Entertainment Corporation (Nasdaq:LNET) today reported quarterly revenue of $71.9 million, an increase of 5.5% compared to $68.1 million in the second quarter of 2005. Guest Pay Revenue per room increased 2.2% to $22.87 in the second quarter of 2006 compared to $22.38 in the second quarter of 2005. Operating income increased to $6.7 million in the second quarter this year as compared to $6.1 million in the second quarter last year. Net income for the second quarter of 2006 was $433,000 or $0.02 per share, versus net loss of $(1.7) million, or $(0.09) per share, in the second quarter of 2005. LodgeNet also reported $11.4 million in net free cash flow (defined as cash provided by operating activities less cash used for investing activities, including growth-related capital) for the first six months of this year as compared to $5.1 million in the first six months of last year.
     The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended June 30,
	2006		2005
Total revenue	$71,871		$68,115
Operating income	6,729		6,078
Net income (loss)	433		(1,655)
Net income (loss) per common share	$0.02	(1)	$(0.09)	(2)

Adjusted Operating Cash Flow (3)	$23,657		$24,024
Average shares outstanding (basic)	18,245,841		17,937,777
Average shares outstanding (diluted)	18,579,380		17,937,777

(1)	Based on the average shares outstanding for both basic and diluted.

(2)	Based on the average shares outstanding for only basic.

(3)	Adjusted Operating Cash Flow is defined as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment.
-more

LodgeNet Q2 2006 Earnings 2-2-2-2
     “We delivered another quarter of solid fundamental performance as we continued to execute on our strategic plan focused on growth, profitability and cash flow generation,” said Scott C. Petersen, LodgeNet President and CEO. “During the quarter, top line revenue increased 5.5%, resulting in part from the growth and performance of our digital room base, and in part from the contributions of our new strategic initiatives, including Healthcare and Travel Centers, all of which generated more than $1.0 million of revenue, or approximately 25% of our revenue growth during the quarter. Overall, average revenue per Guest Pay room was up 2.2% quarter over quarter. Our digital system is now in 68% of our interactive Guest Pay room base.”
     “We continue to make significant progress with respect to profitability during the quarter,” said Gary H. Ritondaro, LodgeNet Senior Vice President and CFO. “For the first time in our company’s history, we achieved net income in a second quarter, posting $433,000 of net income compared to a $(1.7) million net loss during the prior year’s quarter.”
     “Our cash flow results continued their solid trend,” added Ritondaro. “During the first six months, net free cash flow was $11.4 million compared to $5.1 million for the first six months of 2005. Over the past twelve months, we have generated $19.1 million of net free cash flow while having simultaneously installed more than 113,000 digital rooms. Because operations continued to more than fully fund our total capital needs during the first six months, we again reduced our long-term debt by $5.0 million in early July, reducing our debt to leverage ratio now to approximately 2.9 times.”
     “As we continue to implement our strategic plan, we are generating steadily improving financial returns,” said Petersen. “Our digital platform is producing solid results, our strategic initiatives are beginning to produce meaningful revenue and we continue to seek additional business opportunities that will expand our leadership position within the markets we serve.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED JUNE 30, 2006 VERSUS
THREE MONTHS ENDED JUNE 30, 2005
     Total revenue for the second quarter of 2006 was $71.9 million, an increase of $3.8 million or 5.5%, compared to the second quarter of 2005. Revenue from Guest Pay services was $69.1 million, an increase of $2.9 million or 4.3%, driven by a 2.1% increase in the average number of rooms in operation and a 2.2% increase in revenue realized per average Guest Pay room. At the end of the quarter, 68.2% of the interactive room base was installed with the digital system. On a per room basis, monthly Guest Pay revenue per room increased 2.2% to $22.87 in the second quarter of 2006 as compared to $22.38 for the second quarter of 2005. Movie revenue per room increased 0.8% to $17.02 this quarter as compared to $16.89 in the prior year quarter. Revenue per room from other interactive services increased 6.6%, from $5.49 per month in the second quarter of 2005 to $5.85 in the current year quarter. This change was primarily due to revenue increases associated with basic cable services and our TV on-demand and music services, offset in part by a decrease in revenue from games and TV Internet.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) increased $3.2 million to $32.3 million in the second quarter of 2006, compared to $29.1 million in the prior year’s quarter. As a percentage of revenue, total direct costs were 44.9% during the second quarter of 2006 as compared to 42.7% in the second quarter of 2005. The increase was due to higher royalties for content due to mix of products sold, higher costs associated with basic cable services and higher hotel commissions resulting from our “pay for performance” commission structure whereby an increase in revenue per room may result in a higher commission paid to the hotel. In addition, the increase was driven by a higher level of sales of equipment to the healthcare and travel center markets, which generally have lower margins than our Guest Pay revenues.
     Guest Pay operations expenses were $9.1 million in the second quarter of 2006, a 2.7% increase, compared to $8.8 million in the second quarter of 2005. The increase was primarily due to the 2.1% increase in the average number of rooms served. Guest Pay operations expenses as a percentage of revenue were 12.6% as compared to 13.0% in the second quarter of 2005. Per average installed room, Guest Pay operations expenses were $3.00 per month in the second quarter of 2006, compared to $2.98 per month in the prior year quarter.

LodgeNet Q2 2006 Earnings 3-3-3-3
     Selling, general and administrative expenses increased $889,000 to $7.1 million during the current quarter compared to $6.2 million in the second quarter of 2005. The increase was primarily due to compensation expense, including the expensing of share-based compensation required under Financial Accounting Standard 123(R) and an increase in professional and consulting fees. Share-based compensation expenses were $258,000 for the second quarter of 2006, compared to $58,000 in the same period of last year. Professional and consulting fees were $512,000 during this year’s second quarter, compared to $119,000 last year. A significant part of that increase was related to the various strategic initiatives of the Company. SG&A as a percentage of revenue was 9.9% in the current quarter compared to 9.2% in the second quarter of 2005. Per average Guest Pay room, SG&A expenses were $2.36 in the second quarter of 2006, compared to $2.11 in the prior year quarter. SG&A exclusive of share-based compensation expenses was 9.6% of revenue or $2.27 per average Guest Pay room.
     Depreciation and amortization expenses decreased 5.7% to $16.9 million in the current year quarter versus $17.9 million in the second quarter of 2005. The decrease was primarily due to reductions in Guest Pay system depreciation as higher-cost assets continue to become fully depreciated while the cost basis of our more recently deployed Guest Pay systems is lower. We expect this trend to level off during the remainder of 2006 as most of our older systems become fully depreciated. Depreciation and amortization expenses per average Guest Pay room decreased 7.6% to $5.58 in the second quarter of 2006 compared to $6.04 in the prior year quarter. As a percentage of revenue, depreciation and amortization expenses decreased to 23.5% in the second quarter of 2006 from 26.3% in the second quarter of 2005.
     Other operating income, net was $198,000 and represents proceeds received from the Company’s insurance carrier for business interruption insurance related to Hurricane Katrina.
     Interest expense was $6.5 million in the current quarter versus $7.4 million in the second quarter of 2005. The decrease was driven in part by a 9.3% reduction of our average outstanding long-term debt, which was $310.0 million during the second quarter of 2005 and $281.0 million in the second quarter of 2006. In addition, the average interest rate on our outstanding debt decreased to 9.31% in the second quarter of 2006 versus 9.57% for the second quarter of 2005.
     Other income of $434,000 in the second quarter of 2006 includes interest income of $197,000 and a settlement payment of $237,000 related to an investment that had been written off in 2003. This compares to $51,000 of expense in the second quarter of 2005.
     As a result of factors previously described, operating income increased to $6.7 million in the second quarter of 2006 as compared to $6.1 million in the prior year quarter. Adjusted Operating Cash Flow was $23.7 million for the second quarter of 2006 compared to $24.0 million in the second quarter of 2005. Net income was $433,000 for the second quarter of 2006 as compared to a $(1.7) million net loss in the prior year quarter. Net income per share for the second quarter of 2006 was $0.02 compared to a loss of $(0.09) per share in the second quarter of 2005.
     For the quarter, cash provided by operating activities was $14.3 million while cash used for investing activities, including growth-related capital, was $12.4 million, resulting in net free cash flow of $1.9 million. During the second quarter of 2005, cash provided by operating activities was $15.0 million while cash used for investing activities, including growth-related capital, was $15.6 million, resulting in net cash flow of $(0.5) million. During the quarter, we installed 17,160 new digital rooms and converted 14,423 rooms as compared to 20,077 new digital rooms and 12,688 converted rooms during the second quarter of 2005. The average cost per newly installed digital room was $346 during the second quarter of 2006, compared to $335 for the second quarter of 2005. The cost of converting a tape-based room to a digital room was $240 in the second quarter of 2006, compared to $265 in the same period last year.
     For the first half of 2006, cash provided by operating activities was $36.3 million while cash used for investing activities, including growth-related capital, was $24.9 million, resulting in net free cash flow of $11.4 million. During the first half of 2005, cash provided by operating activities was $33.2 million while cash used for investing activities, including growth-related capital, was $28.1 million, resulting in net cash flow of $5.1 million. During the first half of 2006, we installed 29,734 new digital rooms and converted 30,782 rooms as compared to 38,557 new digital rooms and 26,256 converted rooms during the first half of 2005. The average cost per newly installed digital room was $347 during the first half of 2006, compared to $343 for the first half of 2005. The cost of converting a tape-based room to a digital room was $252 in the first half of 2006, compared to $262 in the same period last year.

LodgeNet Q2 2006 Earnings 4-4-4-4
2006 Outlook
     For the third quarter of 2006, LodgeNet expects to report revenue in a range from $76.0 million to $78.0 million and operating income from $7.5 million to $8.5 million. Adjusted Operating Cash Flow is expected to be in a range from $25.0 million to $26.0 million. Net income is expected to be $1.0 million to $2.0 million or income per share of $0.05 to $0.10.
     For the full year 2006, LodgeNet expects to report revenue in the range of $288.0 million to $293.0 million and operating income from $25.5 million to $28.0 million. Adjusted Operating Cash Flow is expected to be in a range from $94.5 million to $97.5 million. Net income is expected to be $ 0.0 million to $2.5 million or income per share of $ 0.00 to $0.14.
     The Company will hold a conference call on Thursday, July 20, 2006 at 4:00pm CDT. A live webcast of the teleconference will also be available via the Internet at the InterCall website http://audioevent.mshow.com/303176/. The webcast will be archived at that site for one week and can be accessed via LodgeNet’s website at www.lodgenet.com. Additionally, the Company has posted slides at its website under the investor relations, company presentation section, which will be referenced during the conference call.
About LodgeNet
     LodgeNet Entertainment Corporation (www.lodgenet.com) is the world leader in interactive TV and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive hotel rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2005 approximately 300 million domestic and international travelers had access to LodgeNet’s interactive television systems. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues, competition from providers of similar services and from alternative systems for accessing in-room entertainment, changes in demand for our products and services, programming costs, availability, timeliness and quality; technological developments by competitors, developmental costs, difficulties and delays; relationships with clients and property owners, the availability of capital to finance growth, the impact of government regulations, potential effects of litigation, risks of expansion into new markets, risks related to the security of our data systems, and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Entertainment Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q2 2006 Earnings 5-5-5-5
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$23,266	$20,742
Accounts receivable, net	29,770	29,617
Prepaid expenses and other	4,707	2,629

Total current assets	57,743	52,988

Property and equipment, net	193,511	199,882
Debt issuance costs, net	6,537	7,423
Intangible assets, net	1,280	2,007
Other assets	2,815	772

Total assets	$261,886	$263,072

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$18,383	$16,036
Current maturities of long-term debt	2,599	2,749
Accrued expenses	15,489	15,322
Deferred revenue	6,656	5,143

Total current liabilities	43,127	39,250

Long-term debt	278,340	289,251
Other long-term liabilities	4,872	2,541
Derivative instruments	1,966	2,263

Total liabilities	328,305	333,305

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.01 par value, 50,000,000 shares authorized; 18,474,206 and 18,165,643 shares outstanding at June 30, 2006 and December 31, 2005, respectively	185	182
Additional paid-in capital	235,777	232,327
Accumulated deficit	(304,528)	(304,307)
Accumulated other comprehensive income	2,147	1,565

Total stockholders’ deficiency	(66,419)	(70,233)

Total liabilities and stockholders’ deficiency	$261,886	$263,072

LodgeNet Q2 2006 Earnings 6-6-6-6
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Guest Pay	$69,149	$66,282	$137,357	$130,434
Other	2,722	1,833	4,707	3,670

Total revenues	71,871	68,115	142,064	134,104

Costs and Expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Guest Pay	31,010	28,352	61,696	56,696
Other	1,270	731	2,179	1,647
Operating expenses:
Guest Pay operations	9,064	8,827	17,850	17,449
Selling, general and administrative	7,128	6,239	14,020	12,311
Depreciation and amortization	16,868	17,888	33,783	35,880
Other operating income, net	(198)	—	(198)	—

Total costs and operating expenses	65,142	62,037	129,330	123,983

Income from operations	6,729	6,078	12,734	10,121

Other Income and Expenses:
Interest expense	(6,548)	(7,425)	(13,081)	(14,879)
Write-off of debt issuance costs	—	(143)	(129)	(143)
Other income (expense)	434	(51)	560	(126)

Income (loss) before income taxes	615	(1,541)	84	(5,027)
Provision for income taxes	(182)	(114)	(305)	(232)

Net income (loss)	$433	$(1,655)	$(221)	$(5,259)

Net income (loss) per common share (basic)	$0.02	$(0.09)	$(0.01)	$(0.30)

Net income (loss) per common share (diluted)	$0.02	$(0.09)	$(0.01)	$(0.30)

Weighted average shares outstanding (basic)	18,245,841	17,937,777	18,186,064	17,809,537

Weighted average shares outstanding (diluted)	18,579,380	17,937,777	18,186,064	17,809,537

LodgeNet Q2 2006 Earnings 7-7-7-7
LodgeNet Entertainment Corporation and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2006	2005
Operating activities:
Net loss	$(221)	$(5,259)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,783	35,880
Investment (gains) losses	(238)	—
Write-off of debt issuance costs	129	143
Share-based compensation	927	115
Gain due to Katrina	(200)	—
Insurance proceeds related to business interruption	200	—
Change in operating assets and liabilities:
Accounts receivable	(84)	(1,020)
Prepaid expenses and other	(1,524)	(384)
Accounts payable	2,325	2,484
Accrued expenses and deferred revenue	3,791	1,016
Other	(2,597)	265

Net cash provided by operating activities	36,291	33,240

Investing activities:
Property and equipment additions	(25,157)	(28,104)
Proceeds from affiliates	238	—

Net cash used for investing activities	(24,919)	(28,104)

Financing activities:
Repayment of long-term debt	(10,750)	(9,750)
Proceeds from lease transaction	—	1,022
Payment of capital lease obligations	(716)	(686)
Exercise of stock options	2,526	3,052

Net cash used for financing activities	(8,940)	(6,362)

Effect of exchange rates on cash	92	(25)

Increase (decrease) in cash and cash equivalents	2,524	(1,251)
Cash and cash equivalents at beginning of period	20,742	24,995

Cash and cash equivalents at end of period	$23,266	$23,744

LodgeNet Q2 2006 Earnings 8-8-8-8
LodgeNet Entertainment Corporation and Subsidiaries

	Five Quarter Summary
	2ndQtr ‘06	1stQtr ‘06	4th Qtr ‘05	3rd Qtr ‘05	2ndQtr ‘05
Room Base Statistics

Total Rooms Served (1)(4)	1,055,854	1,057,953	1,053,806	1,038,529	1,051,010

Total Guest Pay Interactive Rooms (2)(4)	1,006,613	1,006,513	1,001,929	985,378	995,507
Total Digital Rooms (3)	686,553	658,176	629,085	592,212	572,815
Percent of Total GP Interactive Rooms	68.2%	65.4%	62.8%	60.1%	57.5%

Guest Pay Per Room Statistics (per month)

Movie Revenue	$17.02	$17.11	$16.66	$18.01	$16.89
Other Interactive Service Revenue	5.85	5.55	5.34	5.87	5.49

Total Guest Pay Revenue Per Room	$22.87	$22.66	$22.00	$23.88	$22.38

Summary Operating Results
(Dollar amounts in thousands)

Total Revenue	$71,871	$70,193	$67,522	$74,145	$68,115
Adjusted Operating Cash Flow (5)	$23,657	$23,589	$21,448	$24,771	$24,024
Operating Income	$6,729	$6,005	$4,887	$7,685	$6,078
Write-off debt issuance costs	$—	$129	$129	$—	$143
Net Income (Loss)	$433	$(654)	$(2,285)	$585	$(1,655)

Cash Provided by Operating Activities	$14,325	$21,966	$12,088	$18,957	$15,027
Cash Used for Investing Activities	$(12,401)	$(12,518)	$(12,223)	$(11,128)	$(15,551)

Net Free Cash Flow (as defined)	$1,924	$9,448	$(135)	$7,829	$(524)

SG&A as Percent of Total Revenue	9.9%	9.8%	10.1%	8.4%	9.2%
Operating Income Margin	9.4%	8.6%	7.2%	10.4%	8.9%

Reconciliation of Adjusted Operating Cash Flow to Operating Income
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$23,657	$23,589	$21,448	$24,771	$24,024
Depreciation and Amortization	(16,868)	(16,915)	(17,254)	(16,728)	(17,888)
Share Based Compensation(6)	(258)	(669)	(65)	(108)	(58)
Other Operating Income (Loss)	198		758	(250)	—

Operating Income	$6,729	$6,005	$4,887	$7,685	$6,078

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Pay interactive rooms receive one or more Guest Pay Services such as movies, video games, music or other interactive services.

[3]	Digital interactive rooms provide content stored on a digital file server as a component of LodgeNet’s interactive digital system.

[4]	As a result of hurricanes Katrina and Rita, room count was reduced by 20,693 rooms for Q3 2005, by 8,195 rooms for Q4 2005, by 5,842 rooms for Q1 2006 and by 5,419 rooms for Q2 2006.

[5]	Adjusted Operating Cash Flow, which is defined as Operating Income exclusive of depreciation, amortization, share-based compensation and the effects of Hurricane Katrina insurance recoveries and equipment impairment.

[6]	The adoption of FASB statement No. 123(R): Share-Based Payment , increased our share-based compensation expense quarter over quarter by $200,000.